Filed Pursuant to Rule 433
Registration No. 333-122139
Pricing Term Sheet

The Walt Disney Company
6.00% Global Notes Due 2017

Issuer:	The Walt Disney Company

Title of Securities:	6.00% Global Notes Due 2017

Ratings:	A2 / A-

Trade Date:	July 12, 2007

Settlement Date (T+3):	July 17, 2007

Maturity Date:	July 17, 2017

Aggregate Principal Amount Offered:	$350,000,000

Price to Public (Issue Price):	99.777% plus accrued interest, if any, from July 17, 2007

Interest Rate:	6.00% per annum

Interest Payment Dates:	Semi-annually on each July 17 and January 17, commencing on January 17, 2008.

Additional Amounts:	Upon certain customary events, the Company may be required to pay as additional interest certain additional amounts in respect of certain tax withholdings.

Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury Rate plus 15 basis points.

Tax Redemption:	Redeemable at the Company’s option at 100% of the principal amount of the notes upon certain customary tax events.

Joint Bookrunners:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. J.P. Morgan Securities Inc.

Co-Managers:	CastleOak Securities, L.P. Loop Capital Markets, LLC Muriel Siebert & Co., Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, or Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, or Goldman, Sachs & Co. toll-free at 1-866-471-2526, or J.P. Morgan Securities Inc. collect at 212-834-4533.